Exhibit 10.10

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is entered into and made effective as of _____________, 2010, by and among FPB Bancorp, Inc., a Florida corporation (the “Company”), Kendrick Pierce & Co. Securities, Inc., a member of the Financial Industry Regulatory Authority and the placement agent for the Company (the “Placement Agent”) and NorthStar Bank (the “Escrow Agent”).

BACKGROUND INFORMATION

The Company proposes to offer and sell to investors, with the assistance of the Placement Agent, on a best efforts basis, up to                  units (the “Units”) each comprised of four shares of common stock and one warrant to purchase one share of common stock at a selling price per Unit of $             per Unit in a public offering registered with U.S. Securities and Exchange Commission (the “Offering”). The Company intends to provide the investors with a Prospectus describing the terms of the Offering (the “Prospectus”). In order for the Company to conduct an initial closing of the Offering and retain subscription proceeds as capital, a minimum of                  Units will have to be made the subject of Subscription Agreements which are accepted by the Company.

The Company and the Placement Agent have, for administrative purposes, requested the Escrow Agent to serve as the depository for the subscription proceeds accompanying Subscription Agreements which are accepted by the Company from investors who are subscribing to purchase Units pursuant to, and in accordance with, the terms and conditions of the Offering (the “Payments”), and to hold the same in an escrow account (the “Escrow Account”) pending the Company’s conduct of one or more closings.

The Offering is presently expected to be completed no later than __________________ or, if earlier, the date upon which all of the Units have been made the subject of Subscription Agreements which are accepted by the Company, subject to the right of the Company to extend such period, without notice, until no later than _____________________ (in either event, the “Offering Period”). The Escrow Agent has indicated its willingness to accept receipt of each Payment and associated Subscription Agreement and to hold and release the same in accordance with the terms of this Agreement.

ACCORDINGLY, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Deposit with Escrow Agent. The Escrow Agent agrees that it will from time to time accept, in its capacity as Escrow Agent, Payments in the form of checks or wire transfers received by the Company or the Placement Agent from subscribers. All checks shall be made payable to the order of “NorthStar Bank, as Escrow Agent for FPB Bancorp, Inc.”, and the Company and the Placement Agent each herein covenants that it shall use commercially reasonable efforts to cause the same to be physically delivered to the Escrow Agent by noon of the first business day following the date of receipt. If any check does not clear normal banking channels in due course, the Escrow Agent will promptly notify the Company and the Placement Agent. Any check which does not clear normal banking channels and is returned by the drawer’s bank to the Escrow Agent will be promptly returned to the delivering party (the Company or the Placement Agent) along with the drawer’s Subscription Agreement. Any check received by the Escrow Agent that is made payable to a party other than “NorthStar Bank, as Escrow Agent for FPB Bancorp, Inc.” shall be returned to the delivering party (the Company or the Placement Agent) for return to the subscriber. The Company may reject any Subscription Agreement for any reason. If such rejection by the Company occurs after any check representing a Payment has been cashed by the Escrow Agent, the Escrow Agent shall be instructed in writing by the Company to return the applicable Payment by check made payable to the subscriber. If the Company rejects or cancels any Subscription Agreement, no interest shall be paid to the subscriber.

Each Subscription Agreement received by the Company shall be reviewed for accuracy and, if found to be in acceptable form, shall promptly thereafter be delivered to the Escrow Agent, either in its original or a photocopy form, together with the applicable Payment.

2. Deposit of Escrowed Funds. All proceeds received from the collection of Payment checks (collectively the “Escrowed Funds”) shall be deposited by the Escrow Agent into the Escrow Account, which shall be a non-interest-bearing account at the Escrow Agent. The Escrow Account shall be fully insured by the Federal Deposit Insurance Corporation or another agency of the United States government, up to the maximum applicable limits on such deposits.

3. Release of Escrowed Funds. The Escrow Agent shall release the Escrowed Funds in the amounts, at the times and upon the conditions hereinafter set forth in this Section 3:

a. As used in this Agreement, the following definitions shall apply:

(1) “Escrow Release Notification” shall mean a notification prepared by or on behalf of the Company, executed by both the Company and the Placement Agent, and received by the Escrow Agent prior to the Expiration Date which identifies a Release Date selected by the Company and the Placement Agent for the release of Escrowed Funds from the Escrow Account. Such notification may specify all or any lesser quantity of Escrowed Funds to be released.

(2) “Expiration Date” shall mean 5:00 p.m., Eastern Time, on the fourth business day following the expiration of the Offering Period.

(3) “Release Date” shall mean any business day selected jointly by the Company and the Placement Agent which will occur on or before the Expiration Date and upon which the Escrowed Funds specified in the Escrow Release Notification are to be released from the Escrow Account to the Company and/or the Placement Agent, as designated in the Escrow Release Notification.

b. No later than (i) 5:00 p.m., Eastern Time, one business day prior to the Release Date, the Company and the Placement Agent shall each deliver to the Escrow Agent instructions for the wire transfer on the Release Date of the Escrowed Funds made the subject of its Escrow Release Notification (collectively, the “Company’s Proceeds”) to identified accounts of the Company and of the Placement Agent and (ii) 2:00 p.m., Eastern Time, on the Release Date, the Escrow Agent shall remit to the Company and/or to the Placement Agent by wire transfer their respective portions of the Company’s Proceeds. Alternatively, no later than 5:00 p.m., Eastern Time, on the tenth business day following the Escrow Agent’s receipt of notification from the Company that it has cancelled or otherwise terminated the Offering and is directing a return to subscribers of the Payments, the Escrow Agent shall disburse by bank check to each subscriber at the address set forth in his, her or its Subscription Agreement, an amount equal to the subscriber’s Payment, and furnish to the Company and to the Placement Agent a written report adequately describing such determination, allocation and disbursement.

4. Service Charges. Escrow Agent shall charge the Company a $500 account service fee. A $15.00 per check fee will be charged if the Escrowed Funds have to be refunded to subscribers due to any cancellation of the Offering. All such fees are payable upon the release of the Escrowed Funds, and the Escrow Agent is hereby authorized to deduct such fees from the Escrowed Funds prior to any release thereof pursuant to Section 3 hereof.

5. Liability of Escrow Agent.

a. In performing any of its duties under the Agreement, or upon a claimed failure to perform its duties hereunder, the Escrow Agent shall not be liable to anyone for any damages, losses or expenses which it may incur as a result of so acting or failing to act; provided that the Escrow Agent shall be liable for damages arising out of its willful default or misconduct or its negligence under this Agreement. Accordingly, the Escrow Agent shall not incur any such liability with respect to (i) any action taken or omitted to be taken in good faith upon advice of its counsel which is given with respect to any question relating to the duties and responsibilities of the Escrow Agent hereunder; or (ii) any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, if the Escrow Agent shall in good faith believe such document to be genuine, to have been signed or presented by an authorized person, and to conform with the provisions of this Agreement.

b. The Company shall indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable costs of investigation and counsel fees and disbursements which may be imposed against or otherwise incurred by the Escrow Agent in connection with its acceptance of its appointment or the performance of its duties hereunder, including, without limitation, any litigation arising from this Agreement or involving the subject matter thereof; provided that if the Escrow Agent shall be found guilty of willful misconduct or gross negligence under this Agreement, then the Escrow Agent shall bear all such losses, claims, damages and expenses.

c. If a dispute ensues between or among any of the parties hereto which, in the opinion of the Escrow Agent, is sufficient to justify its doing so, the Escrow Agent shall retain legal counsel of its choice as it reasonably may deem necessary to advise it concerning its obligations hereunder and to represent it in any litigation to which it may be a part by reason of this Agreement. The Escrow Agent shall be entitled to tender into the registry or custody of any court of competent jurisdiction all money or property in its hands under the terms of this Agreement, and to file such legal proceedings as it deems appropriate, and shall thereupon be discharged from all further duties under this Agreement. Any such legal action may only be brought in the courts located in St. Lucie County, Florida. In connection with such dispute, the Company shall indemnify the Escrow Agent against its court costs and reasonable attorney’s fees incurred.

d. The Escrow Agent may resign at any time upon giving 30 days’ notice to the Company. If a successor escrow agent is not appointed jointly by the Company and the Placement Agent within 30 days after notice of resignation, the Escrow Agent may petition any court of competent jurisdiction located in St. Lucie County, Florida to name a successor escrow agent and the Escrow Agent herein shall be fully relieved of all liability under this Agreement to any and all parties upon the transfer to the successor escrow agent designated jointly by the Company and the Placement Agent or appointed by the court of the Escrowed Funds and all related documentation, including appropriate information to assist the successor escrow agent with the reporting of earnings of the Escrowed Funds to the appropriate state and federal agencies in accordance with applicable state and federal income tax laws.

6. Appointment of Successor. The Company and the Placement Agent may jointly, upon the delivery to the Escrow Agent of 30 days’ notice appointing a successor escrow agent, terminate the services of the Escrow Agent hereunder. Upon such termination, the Escrow Agent shall immediately deliver to the successor escrow agent jointly selected by the Company and the Placement Agent all Escrowed Funds and related documentation then in its possession, less any fees and expenses due to the Escrow Agent or required to be paid by the Escrow Agent to a third party pursuant to this Agreement.

7. Notice. All notices, requests, demands and other communications or deliveries required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly furnished three days after having been deposited for mailing if sent by registered mail, or certified mail return receipt requested, or on the day delivered if delivered by courier or by electronic means (i.e., facsimile or e-mail) with return receipt, to the respective addresses set forth below:

If to a subscriber:	To his, her or its address as specified in the applicable Subscription Agreement

If to the Company:	Nancy E. Aumack
Chief Financial Officer
FPB Bancorp, Inc.
1792 NE Jensen Beach Boulevard
Jensen Beach, Florida 34957
E-mail: nancy@1stpeoplesbank.com

If to the Escrow Agent:	NorthStar Bank
400 North Ashley Street
Suite 1400
Tampa, Florida 33602
Fax: (813) 223-4841
E-mail: mwash@northstar-bank.com
Attention: Mathew Wash

If to the Placement Agent:	Russell L. Hunt
Chief Executive Officer
Kendrick Pierce & Company Securities, Inc.
511 West Bay Street, Suite 300
Tampa, Florida 33606
E-mail: russ@kendrickpierce.com

8. Representations of the Company. The Company hereby acknowledges that the status of the Escrow Agent with respect to the Offering of the Units is that of agent only for the limited purposes herein set forth, and hereby agrees that it will not represent or imply that the Escrow Agent, by serving as Escrow Agent hereunder or otherwise, has investigated the desirability or advisability of an investment in the Units, or has approved, endorsed or passed upon the merits of the Units, nor shall the Company use the name of the Escrow Agent in any manner in connection with the offer or sale of the Units, other than by acknowledgment that it has agreed to serve as Escrow Agent for the limited purposes herein set forth.

9. General.

a. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to the conflict of laws rules thereof. Venue for any action hereunder shall exclusively lie in the courts located in St. Lucie County, Florida.

b. Headings. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

c. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with regard to this escrow transaction and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

d. Amendments. This Agreement may be amended, modified, superseded or canceled, and any of the terms or conditions hereof may be waived, only by a written instrument executed by each party hereto or, in the case of a waiver, by the party waiving compliance. The failure of any party at any time to require performance of any provision hereof shall not affect the right at a later time to enforce the same. No waiver in any instance by any party of any condition or breach of any term contained in this Agreement, whether by conduct or otherwise, shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of the breach of any other term of this Agreement.

e. Counterparts. This Agreement may be executed in two or more counterparts, by means of multiple signature pages each containing less than all required signatures, and by means of facsimile signatures, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

f. Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto and their respective personal representatives, successors and assigns. The Escrow Agent shall be bound only by the terms of this Agreement and shall not be bound by or incur any liability with respect to any other agreement or understanding between the parties except as herein expressly provided. The Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

g. Assignability. No right or interest of any party to this Agreement shall be assignable in the absence of a written agreement by and among all the parties to this Agreement, executed with the same formalities as this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as the date first written above.

COMPANY:	ESCROW AGENT:

By:	By:

Name:	Name:

Title:	Title:

PLACEMENT AGENT:

By:

Name:

Title: